For Immediate Release

Press Release

 iCAD REPORTS RECORD SECOND QUARTER FINANCIAL RESULTS

Record Revenue and Earnings Driven by Strong Growth in Digital Mammography CAD
Provides Second Half 2008 Financial Guidance
Conference Call Begins Today at 10:00 a.m. ET

NASHUA, N.H. July 31, 2008 – iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of Computer-Aided Detection (CAD) solutions for the early identification of cancer, today announced record financial results for the three and six months ended June 30, 2008.  Financial highlights for the second quarter of 2008 include the following (all comparisons are with the second quarter of 2007):

  Record total revenue of $10.5 million, up 73 percent
  Record digital revenue of $8.0 million, up more than 100 percent
  International revenue of $693,000, up nearly 300 percent
  Gross margin of 83.6 percent, up more than 350 basis points
  Record net income of $2.4 million, or $0.06 per basic share
  Fourth consecutive quarter with positive cash flow
Other highlights of the quarter include:

  Receipt of U.S. Food and Drug Administration (FDA) approval for the Company’s SecondLook® Digital CAD system for sale with Fujifilm‘s Computed Radiography for Mammography (FCRm) systems.  SecondLook Digital for FCRm is the first CAD product approved and available in the U.S. for use with computed radiography.
  Announcement of the acquisition of CAD Sciences, a privately held medical technology company that develops and distributes pharmacokinetic-based CAD products that aid in the interpretation of contrast enhanced Magnetic Resonance Imaging (MRI) images of the breast and prostate.
  Ranked #1 in mammography CAD by MD Buyline’s User Satisfaction Report for the first two quarters of 2008.
  Established a $5 million line of credit with RBS Citizens Bank to replace the line of credit with the Company’s founder.
  Appointed Anthony F. Ecock, a Senior Operating Executive with the private equity firm Welsh, Carson, Anderson & Stowe, and former Vice President and General Manager of GE Healthcare to the Company’s Board of Directors.

“We are especially proud of our financial performance during the second quarter 2008 as it was a record quarter by all financial measurements.  We achieved records in revenue, gross margin, net income and cash flow, among other financial metrics relevant for a growing, healthy company,” commented Ken Ferry, iCAD’s President and CEO.  “In addition to the continued strong demand for our digital products, the quarter was positively impacted by the FDA approval of our SecondLook Digital product for use with Fujifilm’s Computed Radiography for Mammography systems.  SecondLook Digital for FCRm represents a considerable market opportunity as it is the first CAD product approved and available in the U.S. for use with computed radiography, a successful and growing product category for Fujifilm.   The second quarter of 2008 also benefited from the launch of a new version of our comparative reading solution, TotalLook MammoAdvantage™.  We expect increasing demand for this advanced comparative reading solution as the transition from film to digital mammography continues, and the need to digitize archived film images grows as well.”

“Growth opportunities for the digital CAD market continue to be strong as there remains considerable room for sustained expansion in the coming years.  According to the FDA website, as of the close of the second quarter of 2008, 38 percent of the installed mammography base in the U.S. had transitioned to digital, leaving 62 percent of the just over 13,500 systems available for conversion to digital in the coming years.  With CAD selling at a nearly one to one attachment rate to digital systems placed, we are confident that there is substantial opportunity for growth over the next two to three years, as these centers continue to migrate to digital technology.”

Commenting on the recently completed acquisition of CAD Sciences, Mr. Ferry said, “Our acquisition of CAD Sciences broadens our leadership position beyond mammography CAD and provides a comprehensive portfolio of advanced image analysis and workflow solutions for the early detection of the most prevalent cancers.  Magnetic Resonance Imaging (MRI) and Computed Tomography (CT) are demonstrating significant advances in the imaging sector and our internal development program for colon cancer detection with CT, along with this acquisition,  extends our reach to the imaging modalities of CT and MRI, in addition to our expertise in film-based, digital radiography and computed radiography.”

“Our integration of this key CAD technology for breast and prostate MRI should provide significant synergy regarding customer call points for our sales team, and we expect physician adoption to be accelerated by iCAD’s strong market position in mammography CAD,” he added.

2008 Second Quarter Results

Total revenue for the second quarter of 2008 was $10.5 million, a 73 percent increase compared with total revenue of $6.1 million for the second quarter of 2007.  The increase reflects continued strong growth in sales of the Company’s digital products, specifically the Company’s SecondLook product.  Second quarter 2008 also benefited from the launch of the Company’s new version of its TotalLook MammoAdvantage product, as customers held off purchasing decisions in the first quarter of 2008 awaiting this new product.  The modest gains in service and supply revenue are primarily due to new service contracts for digital products offset by declining new contracts from film-based product sales, which are maturing.  In addition, service and supply revenue continues to be impacted by reduction in time and material billings for repair services and related parts sales as the market transitions to digital systems, which require less service and repair.  Over time, the Company expects to see growth in this segment as digital CAD systems sales grow and transition from warranty to service contracts.

The gross margin for the second quarter of 2008 increased to 83.6 percent from 80.0 percent in the prior-year second quarter.  For the second quarter of 2008, the Company posted net income, including stock-based compensation expense of $425,000, of $2.4 million or $0.06 per basic share, compared with a net loss, including stock-based compensation expense of $216,000, of ($866,000) or ($0.02) per basic share in the second quarter of 2007.

For the second quarter of 2008, sales of iCAD’s digital products increased 101 percent to $8.0 million from $4.0 million in the prior-year period.  Sales of film-based products increased 31.7 percent to $1.7 million from $1.3 million, and service and supply revenue increased 3.7 percent to $872,000 from $841,000, both compared with second quarter 2007 results.

	Three months ended June 30,
	2008	2007	% Change
Digital revenue	$7,961,945	$3,961,880	101.0%
Analog revenue	1,715,180	1,301,852	31.7%
Service & supply revenue	872,364	841,004	3.7%
Total revenue	$10,549,489	$6,104,736	72.8%

2008 Six Months Results

For the six months ended June 30, 2008, total revenue increased 38.6 percent to $17.0 million compared with total revenue of $12.3 million for the six months ended June 30, 2007. The gross margin for the first six months of 2008 increased to 83.1 percent from 80.2 percent in the comparable prior-year period. Net income for the six months ended June 30, 2008, including stock-based compensation expense of $817,000, increased to $1.9 million or $0.05 per basic share, compared with a net loss, including stock-based compensation expense of $493,000, of ($1.4 million), or ($0.04) per basic share, for the six months ended June 30, 2007.

For the first six months of 2008, sales of iCAD’s digital solutions increased 65.2 percent over the prior-year period to $12.2 million from $7.4 million.  Film-based analog products sales of $3.1 million were essentially flat compared with $3.1 million of analog product sales recorded during the first six months of 2007.    During the first six months of 2008, service and supply revenue decreased by 4 percent to $1.6 million from $1.7 million reported for the first six months of 2007.

	Six months ended June 30,
	2008	2007	% Change
Digital revenue	$12,247,611	$7,415,250	65.2%
Analog revenue	3,084,137	3,119,156	-1.1%
Service & supply revenue	1,649,757	1,717,816	-4.0%
Total revenue	$16,981,505	$12,252,222	38.6%

Commenting on the balance sheet, Darlene Deptula-Hicks, Executive Vice President and Chief Financial Officer, said, “During the second quarter of 2008, we significantly improved our balance sheet and generated over $1.9 million in cash, marking our fourth consecutive quarter of positive cash flow.  Importantly, while we achieved over 72 percent revenue growth during the quarter, we held operating expenses to a very modest 11 percent increase.”

As of June 30, 2008, iCAD had cash and cash equivalents of $7.1 million, compared with $4.3 million as of December 31, 2007.  As of the second quarter 2008, inventories increased modestly to $2.1 million from $1.8 million as of December 31, 2007, primarily due to preparing for the launch of SecondLook for Fujifilm’s FCRm.  Accounts payable were $1.8 million, down slightly from $2.0 million and accounts receivable modestly decreased to $6.2 million, from $6.5 million as of December 31, 2007.   Backlog as of June 30, 2008 increased by 70 percent to $2.7 million compared with June 30, 2007.

2008 Financial Guidance

iCAD today introduces financial guidance for the second half of 2008.  The Company expects total revenue for the second half of 2008 to be in the range of $21 million to $22 million.  On a full year basis, total revenue is projected to be in the range of $38 million to $39 million. The Company also expects to achieve second half gross margins consistent with or better than Q2 of 2008 of 83.6 percent, and anticipates operating expenses for the second half to be between $14.5 million and $15.3 million and weighted more heavily in the fourth quarter. This operating expense guidance includes approximately $2.0 million in spending for a combination of the integration costs associated with the acquisition of CAD Sciences, which includes revamping the “go to market” strategy for the Breast and Prostate MRI CAD products and preparations for the re-launch of these products in Q4 2008, along with the costs associated with the clinical trial for the Company’s colon CAD product which is currently underway in partnership with ACR Image Matrix, and expected to conclude in December 2008.  Approximately $1.1 million of these $2.0 million anticipated expenses should be second half only expenses.  We expect net income to be between $2.7 million and $3.0 million for the second half of 2008.

Conference Call

iCAD management will host an investment community conference call beginning at 10:00 a.m. ET today to discuss these results and to answer questions.  The conference call, along with a PowerPoint presentation related to the call, will be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com or www.icadmed.com.  Stockholders and other interested parties may participate in the conference call by dialing +1-866-356-4281 (domestic) or +1-617-597-5395 (international) and entering passcode 59209440.

 A replay of the conference call will be accessible two hours after its completion through August 7, 2008 by dialing +1-888-286-8010 (domestic) or +1-617-801-6888  (international) and entering passcode 43767917. The call and PowerPoint presentation will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

About iCAD, Inc.
 iCAD, Inc. is an industry-leading provider of Computer-Aided Detection (CAD) solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier.  iCAD offers a comprehensive range of high-performance, upgradeable CAD systems and workflow solutions for mammography (film-based, digital radiography (DR) and computed radiography (CR)), Magnetic Resonance Imaging (MRI), and Computed Tomography (CT).  Currently available in more than 2,200 healthcare centers worldwide, iCAD’s solutions aid in the early detection of the most prevalent cancers including breast, colon, prostate and, in the future, lung cancer.  For more information, call (877) iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com

For iCAD Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at 212-838-3777 x6604 or via email at afields@lhai.com

For iCAD Public Relations, contact Sara Morgan of Schwartz Communications at 781-684-0770 or via email at icad@schwartz-pr.com

"SafeHarbor" Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release, including but not limited to, statements about the Company’s confidence or strategies or expectations about revenues, results of operations, timing of regulatory approval of products or market opportunities, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.

 - Tables to Follow -

iCAD, INC.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue
Products	$9,677,125	$5,263,732	$15,331,748	$10,534,406
Service and supplies	872,364	841,004	1,649,757	1,717,816
Total revenue	10,549,489	6,104,736	16,981,505	$12,252,222

Cost of revenue
Products	1,470,227	947,172	2,425,642	1,951,290
Service and supplies	263,614	271,021	446,383	475,531
Total cost of revenue	1,733,841	1,218,193	2,872,025	2,426,821

Gross margin	8,815,648	4,886,543	14,109,480	9,825,401

Operating expenses:
Engineering and product development	1,503,595	1,133,424	2,912,804	2,198,299
Marketing and sales	2,809,466	2,793,446	5,192,989	5,302,205
General and administrative	1,935,891	1,689,951	3,784,237	3,503,306
Total operating expenses	6,248,952	5,616,821	11,890,030	11,003,810

Income (loss) from operations	2,566,696	(730,278)	2,219,450	(1,178,409)

Interest expense - net	84,098	109,333	182,705	215,139

Net income (loss) before provision for income taxes	$2,482,598	$(839,611)	$2,036,745	$(1,393,548)

Provision for income taxes	96,000	-	96,000	-

Net income (loss)	2,386,598	(839,611)	1,940,745	(1,393,548)

Preferred dividend	-	26,830	-	55,880

Net Income (loss) attributable to common stockholders	$2,386,598	$(866,441)	$1,940,745	$(1,449,428)

Net income (loss) per share
Basic	$0.06	$(0.02)	$0.05	$(0.04)
Diluted	$0.05	$(0.02)	$0.05	$(0.04)

Weighted average number of shares used
in computing income (loss) per share
Basic	39,308,978	38,035,094	39,240,427	37,755,330
Diluted	45,079,257	38,035,094	45,125,187	37,755,330

iCAD, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$7,120,057	$4,348,729
Trade accounts receivable, net of allowance for doubtful
accounts of $50,000 in 2008 and 2007	6,162,126	6,483,618
Inventory, net	2,122,156	1,798,243
Prepaid and other current assets	645,977	320,169
Total current assets	16,050,316	12,950,759

Property and equipment:
Equipment	3,565,479	3,512,557
Leasehold improvements	71,611	71,611
Furniture and fixtures	341,280	330,077
Marketing assets	323,873	323,873
	4,302,243	4,238,118
Less accumulated depreciation and amortization	2,726,453	2,369,590
Net property and equipment	1,575,790	1,868,528

Other assets:
Deposits	63,194	63,194
Patents, net of accumulated amortization	29,207	68,269
Technology intangibles, net of accumulated amortization	2,807,802	3,115,843
Tradename, net of accumulated amortization	136,400	148,800
Goodwill	43,515,285	43,515,285
Total other assets	46,551,888	46,911,391
Total assets	$64,177,994	$61,730,678

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,784,070	$2,010,717
Accrued salaries and other expenses	2,547,928	3,461,422
Deferred revenue	2,074,885	1,674,005
Convertible loans payable to related parties	2,297,794	2,793,382
Convertible loans payable to non-related parties	694,853	684,559
Total current liabilities	9,399,530	10,624,085

Convertible revolving loans payable to related party	-	2,258,906
Total liabilities	9,399,530	12,882,991

Commitments and contingencies

Stockholders' equity:
Common stock, $ .01 par value: authorized 85,000,000
shares; issued 41,378,854 in 2008 and 39,239,208
in 2007; outstanding 41,310,978 in 2008 and
39,171,332 in 2007	413,788	392,392
Additional paid-in capital	139,024,054	135,055,418
Accumulated deficit	(83,709,114)	(85,649,859)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)
Total Stockholders' equity	54,778,464	48,847,687
Total liabilities and stockholders' equity	$64,177,994	$61,730,678

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